ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the office of	Document Number 20120412247-75
Ross Miller Secretary of State State of Nevada	Filing Date and Time 06/12/2012 10:02 AM
	Entity Number E0863102005-4

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
MIP SOLUTIONS, INC.

2. The articles have been amended as follows: (provide article numbers, if available)
Please amend Article I to read: the name of the corporation is AWG International Water Corporation.

Please amend Article III to read: The Capital Stock shall consist of 500,000,000 shares of common stock, $0.001 par value, all of which shall be entitled to voting power, and 100,000,000 of preferred stock, $0.001 par value. To the fullest extent permitted by the laws of the State of Nevada (currently set forth in NRS 78.195 and 78.1955), as the same now exists or may hereafter be amended or supplemented, the Board of Directors may fix and determine the designation, rights, preferences or other variations of each class or series with each class of capital stock of the Corporation. The Corporation may issue the shares of stock for such consideration as may be fixed by the Board of Directors.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is 56.7%

4. Effective date of filing: 6-12-12

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer: Jeff Lamberson, President

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.
This form must be accompanied by appropriate fees.